Contact:                                            Exhibit 99.1

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Adopts Stockholder Rights Plan

SCOTTSDALE, ARIZ. - June 30, 2016 - Universal Technical Institute, Inc. (NYSE: UTI) (the “Company”), today announced that its Board of Directors has adopted a stockholder rights plan.  The rights plan, which has a term of 364 days, is designed to protect the interests of the Company’s stockholders.  The rights plan was adopted following evaluation and consultation with the Company’s outside advisors and is similar to plans adopted by numerous publicly traded companies.
Although not adopted in response to any particular threat or current effort to acquire control of the Company, the rights plan is intended to protect against untimely and uncoordinated change of control events and related adverse financial and regulatory consequences. Further, the rights plan specifically permits the conversion of the recently issued Series A Preferred Stock, subject to required regulatory and stockholder approvals, as described in the Certificate of Designation relating to such securities.
Additional information concerning the rights plan is available in the Company’s Form 8-K filed on June 30, 2016.
The full text of the rights plan will be filed with the Securities and Exchange Commission.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 200,000 graduates in its 51-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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